Exhibit 99.1

PRESS RELEASE

2/10/22

Carlisle Companies Reports Record Fourth Quarter Results

SCOTTSDALE, ARIZONA, February 10, 2022 - Carlisle Companies Incorporated (NYSE:CSL) today announced its fourth quarter and full year 2021 financial results.

•Generated record fourth quarter revenues of $1.4 billion, up 26.4% organically year-over-year
•CCM delivered record revenues and profitability despite supply chain disruptions and with proactive pricing actions offsetting inflation
•Reported record fourth quarter GAAP Diluted EPS of $2.46 and Adjusted Diluted EPS of $2.92, a 60% increase from prior year
•CIT and CFT bookings and backlog returning to pre-pandemic levels
•Henry integration exceeding expectations with synergies tracking above original $30 million target, driving Adjusted Diluted EPS accretion of $1.50+ in 2022, up from $1.25 in original plan
•Share repurchases continued in the fourth quarter, totaling 1.9 million shares for $316 million for the full year 2021

Comments from Chris Koch, Chairman, President and Chief Executive Officer

"I am extremely pleased with the outstanding performance delivered by our entire Carlisle team in the fourth quarter. This performance would not have been possible without the team's resilience and perseverance, which has been demonstrated since the beginning of this pandemic. This resilience and perseverance is rooted in our entrepreneurial and continuous improvement culture, and is guided by the clarity of mission that Vision 2025 provides. Despite significant challenges, including supply chain turmoil and raw material inflation, our team delivered record revenues, record Adjusted EBITDA, and record Adjusted Diluted EPS in the fourth quarter of 2021.

Entering 2021, we maintained a resolute conviction in the strength of underlying and pent up re-roofing and new construction demand, and labor constraints in the channel. Based on this conviction, our teams proactively managed price, successfully secured raw materials, built inventory and maintained appropriate staffing levels, all in an effort to continue to deliver the Carlisle Experience to our customers and channel partners. As a result, we were able to deliver on our goal of price/cost neutrality for the full year.

Fourth quarter and full year 2021 results were even more satisfying given the severe demand fluctuations and continued pandemic influenced operating conditions throughout 2021. In contrast to the steep declines of 2020, we entered a period of accelerating demand recovery from the middle of 2021. There is no doubt the past two years have been very difficult for everyone on personal and professional levels, yet our teams have overcome these difficulties, rising to the challenge every time - the fourth quarter was no different.

Vision 2025 continues to provide the Carlisle team with the clarity to know who we are and what we are trying to achieve. It is this clarity, coupled with our teams’ resilience, that gave us the confidence that we would emerge from the economic pressures of 2020 in a stronger position as a company, significantly closer to our goal of delivering over $15 of earnings per share by 2025.

When Vision 2025 was introduced, we committed to a leaner, more focused portfolio and a pivot towards investing in our highest-returning businesses, particularly CCM. CCM's outstanding performance in the fourth quarter of 2021 again confirmed that our strategy is well-founded. By leveraging the Carlisle Experience, CCM's best-in-class team delivered record fourth quarter revenues with sales increasing over 20% year-over-year across our platforms, including core single-ply roofing systems, Architectural Metals, Spray Foam Insulation, and Weatherproofing Technologies. We are also very pleased that Henry is exceeding our expectations in its first few months and seamlessly fitting into Carlisle's continuous improvement and entrepreneurial culture. Underlying all of this success, we maintained our steadfast commitment to servicing the increasingly complex needs of our customers.

We also continued to make substantial progress on our ESG journey. Key accomplishments in the fourth quarter included:

•Breaking ground on our state-of-the-art polyiso insulation facility in Sikeston, Missouri, which will be built to LEED specifications.
•Progressing on energy audits of our manufacturing facilities. These audits will form the baseline on which we will make a formal commitment to net-zero carbon emissions in the near future.
•Increased recognition of our ESG efforts with Carlisle's inclusion in Newsweek's list of America's Most Responsible Companies, 2022.

We are committed to maintaining a balanced approach to capital deployment, which includes returning capital to shareholders. We increased our dividend for the 45th consecutive year in August, returning $28.3 million in the form of dividends in the fourth quarter. We also opportunistically repurchased 107 thousand shares for $25 million in the quarter, bringing our full year 2021 total share repurchases to 1.9 million shares for $315.6 million. Our cumulative share repurchases since 2017 now exceed $1.8 billion, driving a 19% net reduction of our shares outstanding.

While our businesses continue to navigate significant supply chain and inflationary challenges, solid demand fundamentals for all of our businesses remain intact, including: a strong multi-year re-roofing cycle, positive new construction environment, continued pent up demand from pandemic-related challenges in 2020 and 2021, and growing customer demand for energy-efficient products for the Building Envelope. We are also encouraged by increasing passenger air travel numbers and improved capital spending in Medical and Industrial markets, all of which are returning to pre-pandemic levels, and bode well for our CIT and CFT businesses.

In closing, I want to again express my gratitude for the resilience and perseverance of Carlisle's dedicated employees in delivering a truly remarkable 2021. With all of our segments trending positively both from a demand and operational perspective, Carlisle is well positioned to drive continued profitable growth in 2022 and beyond."

Fourth Quarter 2021

Revenue of $1.4 billion increased 39.2% year-over-year. Organic revenue increased 26.4% (organic revenue defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 12.9% in the quarter. Changes in foreign exchange rates had a negative 0.1% impact on revenues.

Operating income for the fourth quarter of $182.5 million increased 64.0% from $111.3 million in the fourth quarter of 2020. Income from continuing operations for the fourth quarter of $130.8 million increased 59.1% from $82.2 million in the fourth quarter of 2020. Adjusted EBITDA for the fourth quarter of 2021 of $253.7 million increased 50.6% from $168.5 million in the fourth quarter of 2020.

Diluted EPS for the fourth quarter of $2.46 increased 61.8% from $1.52 in the fourth quarter of 2020. Adjusted diluted EPS for the fourth quarter of $2.92 increased 59.6% from $1.83 in the fourth quarter of

2020. The increase in EPS reflects strong operating results at CCM, improving performance at CIT and share repurchases.

Fourth Quarter 2021 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $1.1 billion, up 46.5% (+29.8% organic) year-over-year, were driven by strength of U.S. commercial roofing demand, price, the Henry acquisition and strong performances across all product lines.
•Operating income was $198.5 million, up 28.1% year-over-year.
•Adjusted EBITDA was $237.5 million, up 30.5% year-over-year, reflecting an adjusted EBITDA margin of 21.3% was positively impacted by higher volumes, price and savings from COS, partially offset by raw material, freight and wage inflation.
•We expect full year 2022 sales, including Henry, to increase approximately 30% year-over-year.

Carlisle Interconnect Technologies (CIT)
•Revenues of $184.4 million, up 19.3% (+19.1% organic) year-over-year, were driven by strengthening aerospace and medical end markets.
•Operating income was $6.6 million.
•Adjusted EBITDA was $28.1 million, up 84.9% year-over-year, reflecting an adjusted EBITDA margin of 15.2%. was positively impacted by higher volumes and efficiencies gained from significant restructuring activities over past three years, partially offset by raw material and wage inflation and higher operating expenses.
•We expect full year 2022 sales to increase approximately 10% year-over-year.

Carlisle Fluid Technologies (CFT)
•Revenues of $77.3 million, up 6.0% (+7.3% organic) year-over-year, reflected price and higher volumes.
•Operating income was $8.4 million.
•Adjusted EBITDA was $13.9 million, up 37.6% year-over-year, reflecting an adjusted EBITDA margin of 18.0% reflected higher volumes, price realization, and savings from COS, partially offset by material and wage inflation.
•We expect full year 2022 sales to increase approximately 10% year-over-year.

Cash Flow

Operating cash flow from continuing operations for the year ended December 31, 2021, was $413.6 million, a decrease of $245.1 million versus the prior year. Free cash flow from continuing operations (defined as cash provided by operating activities less capital expenditures, and comprised of continuing operations) was $285.5 million for the year ended December 31, 2021, a decrease of $287.9 million versus the prior year. The year-over-year decline is attributable to higher volumes in November and December of 2021 and more notably year-over-year raw material inflation and related price increases driving higher working capital compared to 2020 levels. Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, complete strategic acquisitions that meet return criteria and return value to shareholders through dividend payments and share repurchases.

During the year ended December 31, 2021, we deployed $315.6 million in share repurchases and $112.5 million in cash dividends paid. As of December 31, 2021, we had $324.4 million of cash and $1.0 billion of availability under our revolving credit facility.

Conference Call and Webcast

Carlisle will discuss fourth quarter 2021 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website, or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global coronavirus (COVID-19) pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global COVID-19 pandemic including, for example, expectations regarding the impact of the COVID-19 pandemic on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful identification, completion and integration of our strategic acquisitions; the successful completion of strategic dispositions; the cyclical nature of our businesses; the impact of information technology, cybersecurity or data security breaches at our businesses or third parties; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

Non-GAAP Disclosure

This press release also contains certain financial measures such as adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, organic revenue and free cash flow which are not recognized under U.S. generally accepted accounting principles. Management believes that adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and organic revenue are useful to investors because they allow for comparison to Carlisle’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management also believes free cash flow is useful to investors as an additional way of viewing Carlisle's liquidity and provides a more complete understanding of factors and trends affecting Carlisle's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in Carlisle’s business and evaluate Carlisle’s performance relative to similarly-situated companies. Reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its construction materials businesses (CCM and CWT) and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower greenhouse gas emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by its strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations
(480) 781-5135
jgiannakouros@carlisle.com

•EPS referenced in this release is from continuing operations unless otherwise noted.

Carlisle Companies Incorporated
Unaudited Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenues	$1,376.0	$988.3	$4,810.3	$3,969.9

Cost of goods sold	985.5	708.3	3,495.6	2,832.5
Selling and administrative expenses	193.5	154.7	698.2	603.2
Research and development expenses	12.9	10.3	49.9	45.4
Other operating expense (income), net	1.6	3.7	(0.9)	1.0
Operating income	182.5	111.3	567.5	487.8
Interest expense, net	22.1	18.8	80.3	76.6
Loss on extinguishment of debt	—	—	—	8.8
Interest income	(0.1)	(0.7)	(1.2)	(4.7)
Other non-operating expense, net	0.3	3.3	5.9	2.9
Income from continuing operations before income taxes	160.2	89.9	482.5	404.2
Provision for income taxes	29.4	7.7	95.5	78.5
Income from continuing operations	130.8	82.2	387.0	325.7

Discontinued operations:
(Loss) income before income taxes	(3.1)	(3.6)	9.9	(8.3)
Benefit from for income taxes	(0.4)	(2.0)	(24.8)	(2.7)
(Loss) income from discontinued operations	(2.7)	(1.6)	34.7	(5.6)
Net income	$128.1	$80.6	$421.7	$320.1

Basic earnings per share attributable to common shares:
Income from continuing operations	$2.50	$1.54	$7.35	$5.95
(Loss) income from discontinued operations	(0.05)	(0.03)	0.66	(0.10)
Basic earnings per share	$2.45	$1.51	$8.01	$5.85

Diluted earnings per share attributable to common shares:
Income from continuing operations	$2.46	$1.52	$7.26	$5.90
(Loss) income from discontinued operations	(0.05)	(0.03)	0.65	(0.10)
Diluted earnings per share	$2.41	$1.49	$7.91	$5.80

Average shares outstanding:
Basic	52.3	53.2	52.5	54.5
Diluted	53.1	53.8	53.2	55.0

Dividends declared and paid per share	$0.54	$0.525	$2.13	$2.05

I

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2021	2020
Net cash provided by operating activities	$421.7	$696.7

Investing activities:
Acquisitions, net of cash acquired	(1,571.3)	(35.4)
Proceeds from sale of discontinued operation, net of cash disposed	247.7	—
Capital expenditures	(134.8)	(95.5)
Investment in securities	(30.2)	—
Other investing activities, net	2.2	8.3
Net cash used in investing activities	(1,486.4)	(122.6)

Financing activities:
Proceeds from notes	842.6	740.7
Repayments of notes	—	(258.5)
Borrowings from revolving credit facility	650.0	500.0
Repayments of revolving credit facility	(650.0)	(500.0)
Financing costs	(1.7)	(24.2)
Repurchases of common stock	(315.6)	(382.4)
Dividends paid	(112.5)	(112.4)
Proceeds from exercise of stock options	85.9	21.3
Withholding tax paid related to stock-based compensation	(8.5)	(8.3)
Other financing activities, net	(2.1)	(0.9)
Net cash provided by (used in) financing activities	488.1	(24.7)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.2)	1.6

Change in cash and cash equivalents	(577.8)	551.0
Less: change in cash and cash equivalents of discontinued operations	(5.1)	(3.6)
Cash and cash equivalents at beginning of period	897.1	342.5
Cash and cash equivalents at end of period	$324.4	$897.1

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$324.4	$897.1
Long-term debt, including current portion	2,927.4	2,081.3
Total shareholders' equity	2,629.5	2,537.7

II

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Organic Revenue

Organic revenue (defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar) is intended to provide investors and others with information about Carlisle's and its segments' recurring operating performance. This information differs from revenue determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' organic revenue follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended December 31,
(in millions)	CSL		CCM		CIT		CFT
2020 Revenue (GAAP)	$988.3		$760.8		$154.6		$72.9
Volume/Price	261.5	26.4%	226.5	29.8%	29.7	19.1%	5.3	7.3%
Organic revenue	261.5	26.4%	226.5	29.8%	29.7	19.1%	5.3	7.3%
Acquisitions	127.7	12.9%	127.7	16.8%	—	—%	—	—%
FX impact	(1.5)	(0.1)%	(0.7)	(0.1)%	0.1	0.2%	(0.9)	(1.3)%
Total change	387.7	39.2%	353.5	46.5%	29.8	19.3%	4.4	6.0%
2021 Revenue (GAAP)	$1,376.0		$1,114.3		$184.4		$77.3

	Year Ended December 31,
(in millions)	CSL		CCM		CIT		CFT
2020 Revenue (GAAP)	$3,969.9		$2,995.6		$731.6		$242.7
Volume/Price	637.0	16.0%	654.1	21.9%	(50.2)	(6.9)%	33.1	13.6%
Organic revenue	637.0	16.0%	654.1	21.9%	(50.2)	(6.9)%	33.1	13.6%
Acquisitions	186.5	4.7%	177.3	5.9%	4.5	0.6%	4.7	1.9%
FX impact	16.9	0.5%	9.7	0.3%	1.9	0.3%	5.3	2.3%
Total change	840.4	21.2%	841.1	28.1%	(43.8)	(6.0)%	43.1	17.8%
2021 Revenue (GAAP)	$4,810.3		$3,836.7		$687.8		$285.8
Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Free Cash Flow

Free cash flow is intended to provide investors and others with information about Carlisle's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. This information differs from operating cash flow determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's free cash flow follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Operating cash flow (GAAP)	$137.8	$256.5	$421.7	$696.7
Less: operating cash flow from discontinued operations	(0.4)	14.0	8.1	38.0
Operating cash flow from continuing operations	$138.2	$242.5	$413.6	$658.7

Capital expenditures (GAAP)	$(45.9)	$(22.8)	$(134.8)	$(95.5)
Less: capital expenditures from discontinued operations	—	(2.3)	(6.7)	(10.2)
Capital expenditures from continuing operations	$(45.9)	$(20.5)	$(128.1)	$(85.3)

Operating cash flow from continuing operations	$138.2	$242.5	$413.6	$658.7
Capital expenditures from continuing operations	(45.9)	(20.5)	(128.1)	(85.3)
Free cash flow from continuing operations	$92.3	$222.0	$285.5	$573.4

III

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted earnings before income, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin is intended to provide investors and others with information about Carlisle's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to similarly-situated companies. This information differs from net income and operating income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Net income (GAAP)	$128.1	$80.6	$421.7	$320.1
Less: (loss) income from discontinued operations (GAAP)	(2.7)	(1.6)	34.7	(5.6)
Income from continuing operations (GAAP)	130.8	82.2	387.0	325.7
Provision for income taxes	29.4	7.7	95.5	78.5
Interest expense, net	22.1	18.8	80.3	76.6
Interest income	(0.1)	(0.7)	(1.2)	(4.7)
EBIT	182.2	108.0	561.6	476.1
Exit and disposal, and facility rationalization costs	3.1	5.1	17.1	21.1
Inventory step-up amortization and acquisition costs	2.0	(1.7)	26.4	4.4
Impairment charges	3.2	6.0	5.0	6.0
Losses (gains) from acquisitions and disposals	1.2	1.8	4.7	4.0
Losses (gains) from insurance	0.2	(0.7)	0.4	(0.7)
Losses (gains) from litigation	0.3	—	0.4	—
Losses on extinguishment of debt	—	—	—	8.8
Total non-comparable items	10.0	10.5	54.0	43.6
Adjusted EBIT	192.2	118.5	615.6	519.7
Depreciation	24.2	20.3	86.4	82.1
Amortization	37.3	29.7	131.5	120.6
Adjusted EBITDA	$253.7	$168.5	$833.5	$722.4
Divided by:
Total revenues	$1,376.0	$988.3	$4,810.3	$3,969.9
Adjusted EBITDA margin	18.4%	17.0%	17.3%	18.2%

IV

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended December 31, 2021
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$198.5	$6.6	$8.4	$(31.0)
Non-operating (income) expense(1)	(0.6)	(0.1)	0.3	0.7
EBIT	199.1	6.7	8.1	(31.7)
Exit and disposal, and facility rationalization costs	0.4	2.5	—	0.2
Inventory step-up amortization and acquisition costs	2.1	—	—	(0.1)
Impairment charges	—	—	—	3.2
Losses (gains) from acquisitions and disposals	—	0.1	—	1.1
Losses (gains) from insurance	0.2	—	—	—
Losses (gains) from litigation	—	0.2	—	0.1
Losses on extinguishment of debt	—	—	—	—
Total non-comparable items	2.7	2.8	—	4.5
Adjusted EBIT	201.8	9.5	8.1	(27.2)
Depreciation	15.5	6.3	1.5	0.9
Amortization	20.2	12.3	4.3	0.5
Adjusted EBITDA	$237.5	$28.1	$13.9	$(25.8)
Divided by:
Total revenues	$1,114.3	$184.4	$77.3	$—
Adjusted EBITDA margin	21.3%	15.2%	18.0%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

	Three Months Ended December 31, 2020
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$155.0	$(13.3)	$3.3	$(33.7)
Non-operating expense (income)(1)	0.6	0.2	(1.9)	4.4
EBIT	154.4	(13.5)	5.2	(38.1)
Exit and disposal, and facility rationalization costs	0.1	3.4	1.6	—
Inventory step-up amortization and acquisition costs	(0.3)	0.2	0.2	(1.8)
Impairment charges	—	6.0	—	—
Losses (gains) from acquisitions and disposals	4.7	—	(2.9)	—
Losses (gains) from insurance	(0.7)	—	—	—
Losses (gains) from litigation	—	—	—	—
Losses on extinguishment of debt	—	—	—	—
Total non-comparable items	3.8	9.6	(1.1)	(1.8)
Adjusted EBIT	158.2	(3.9)	4.1	(39.9)
Depreciation	11.7	6.3	1.6	0.7
Amortization	12.1	12.8	4.4	0.4
Adjusted EBITDA	$182.0	$15.2	$10.1	$(38.8)
Divided by:
Total revenues	$760.8	$154.6	$72.9	$—
Adjusted EBITDA margin	23.9%	9.8%	13.9%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

V

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Year Ended December 31, 2021
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$684.3	$(17.5)	$24.0	$(123.3)
Non-operating expense (income)(1)	2.1	(0.2)	1.6	2.4
EBIT	682.2	(17.3)	22.4	(125.7)
Exit and disposal, and facility rationalization costs	0.5	15.5	0.9	0.2
Inventory step-up amortization and acquisition costs	24.4	—	0.1	1.9
Impairment charges	—	1.8	—	3.2
Losses (gains) from acquisitions and disposals	2.2	0.4	0.2	1.9
Losses (gains) from insurance	0.7	—	(0.3)	—
Losses (gains) from litigation	—	0.3	—	0.1
Losses on extinguishment of debt	—	—	—	—
Total non-comparable items	27.8	18.0	0.9	7.3
Adjusted EBIT	710.0	0.7	23.3	(118.4)
Depreciation	52.3	24.9	5.5	3.7
Amortization	61.7	50.2	17.6	2.0
Adjusted EBITDA	$824.0	$75.8	$46.4	$(112.7)

Total revenues	$3,836.7	$687.8	$285.8	$—
Adjusted EBITDA margin	21.5%	11.0%	16.2%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

	Year Ended December 31, 2020
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$581.6	$(2.1)	$5.3	$(97.0)
Non-operating expense (income)(1)	3.8	(0.2)	(5.1)	13.2
EBIT	577.8	(1.9)	10.4	(110.2)
Exit and disposal, and facility rationalization costs	1.0	16.4	3.7	—
Inventory step-up amortization and acquisition costs	0.1	0.4	0.5	3.4
Impairment charges	—	6.0	—	—
Losses (gains) from acquisitions and disposals	7.0	—	(2.9)	(0.1)
Losses (gains) from insurance	(0.7)	—	—	—
Losses (gains) from litigation	—	—	—	—
Losses on extinguishment of debt	—	—	—	8.8
Total non-comparable items	7.4	22.8	1.3	12.1
Adjusted EBIT	585.2	20.9	11.7	(98.1)
Depreciation	48.2	25.2	5.6	3.1
Amortization	49.8	52.3	17.8	0.7
Adjusted EBITDA	$683.2	$98.4	$35.1	$(94.3)

Total revenues	$2,995.6	$731.6	$242.7	$—
Adjusted EBITDA margin	22.8%	13.4%	14.5%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.
VI

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income and adjusted diluted earnings per share is intended to provide investors and others with information about Carlisle's performance without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and diluted earnings per share determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's adjusted net income and adjusted diluted earnings per share follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$128.1	$2.41		$80.6	$1.49
Less: loss from discontinued operations (GAAP)		(2.7)	(0.05)		(1.6)	(0.03)
Income from continuing operations (GAAP)		130.8	2.46		82.2	1.52
Exit and disposal, and facility rationalization costs	3.1	2.4	0.05	5.1	3.9	0.07
Inventory step-up amortization and acquisition costs	2.0	1.6	0.03	(1.7)	(1.2)	(0.02)
Impairment charges	3.2	2.4	0.05	6.0	4.6	0.08
Losses (gains) from acquisitions and disposals(3)	1.2	1.2	0.02	1.8	(2.2)	(0.04)
Losses (gains) from insurance	0.2	0.1	—	(0.7)	(0.6)	(0.01)
Losses (gains) from litigation	0.3	0.2	—	—	—	—
Losses on extinguishment of debt	—	—	—	—	—	—
Acquisition-related amortization(4)	36.2	27.2	0.51	28.8	22.0	0.41
Discrete tax items(5)	—	(10.5)	(0.20)	—	(9.9)	(0.18)
Total adjustments		24.6	0.46		16.6	0.31
Adjusted net income		$155.4	$2.92		$98.8	$1.83
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)After-tax impact includes discrete items related to indemnification asset write-offs, which had a zero impact to net income and diluted EPS ($(4.7) million in fourth-quarter 2020).
(4)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(5)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

VII

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Diluted EPS

	Year Ended December 31, 2021			Year Ended December 31, 2020
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$421.7	$7.91		$320.1	$5.80
Less: income (loss) from discontinued operations (GAAP)		34.7	0.65		(5.6)	(0.10)
Income from continuing operations (GAAP)		387.0	7.26		325.7	5.90
Exit and disposal, and facility rationalization costs	17.1	12.9	0.24	21.1	16.1	0.29
Inventory step-up amortization and acquisition costs	26.4	21.6	0.41	4.4	3.4	0.06
Impairment charges	5.0	3.9	0.07	6.0	4.6	0.08
Losses (gains) from acquisitions and disposals(3)	4.7	3.8	0.07	4.0	0.3	0.01
Losses (gains) from insurance	0.4	0.3	0.01	(0.7)	(0.6)	(0.01)
Losses (gains) from litigation	0.4	0.3	—	—	—	—
Losses on extinguishment of debt	—	—	—	8.8	6.6	0.12
Acquisition-related amortization(4)	126.9	95.9	1.80	118.4	90.0	1.63
Discrete tax items(5)	—	(22.6)	(0.42)	—	(16.3)	(0.30)
Total adjustments		116.1	2.18		104.1	1.88
Adjusted net income		$503.1	$9.44		$429.8	$7.78
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)After-tax impact includes discrete items related to indemnification asset write-offs, which had a zero impact to net income and diluted EPS ($(0.8) million in 2021 and $(4.6) million in 2020).
(4)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(5)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

VIII